Pursuant to a plan of reorganization approved by the shareholders of certain SunAmerica Focused Series, Inc. Portfolios and certain SunAmerica Strategic Series, Inc. Funds on January 30, 2004, all the Investment assets and liabilities of the determined SunAmerica Focused Series, Inc. Portfolios and the determined SunAmerica Strategic Series, Inc. Funds were transferred in a tax-free exchange to a determined SunAmerica Equity Funds. The details of the reorganization transactions, which was consummated on February 23, 2004, are set forth below. The SunAmerica Focused Series, Inc. Value Portfolio, the SunAmerica Strategic Investment Series, Inc. Biotech/Health Fund and the SunAmerica Strategic Investment Series, Inc. Tax Managed Equity Fund were reorganized into the newly created SunAmerica Value Fund, Biotech/Health Fund and Tax Managed Equity Fund in the SunAmerica Equity Funds. In addition, The SunAmerica Equity Funds Focused Dividend Strategy Portfolio was reorganized into the newly created Focused Dividend Strategy Portfolio in the SunAmerica Focused
Series, Inc.